EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-102089, 333-102091, 333-64193, 333-90361, 333-140108, and 333-155633 on Form S-8, No. 333-109116 and 333-140175 on Form S-3 and No. 333-90597 on Form S-4 of our report dated June 25, 2010, relating to the consolidated financial statements and consolidated financial statement schedule of School Specialty, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting (which report on the Company’s consolidated financial statements expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of accounting guidance related to the accounting for convertible debt instruments on April 26, 2009), appearing in this Annual Report on Form 10-K of School Specialty, Inc. for the year ended April 24, 2010.

/s/    DELOITTE & TOUCHE LLP

Milwaukee, Wisconsin

June 25, 2010